EXHIBIT 10.1

 Champion Industries, Inc.

First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement

This First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement (this “Agreement”) is entered into as of May 31, 2013 (the “Effective Date”), by and among Champion Industries, Inc., a West Virginia corporation (the “Borrower”), Mr. Marshall Reynolds, individually (the “Shareholder”), each of the undersigned Guarantors (“Guarantors”), the Lenders party hereto, and Fifth Third Bank, an Ohio banking corporation, as L/C Issuer and Administrative Agent for the Lenders (in such capacity, the “Administrative Agent” and together with the Lenders and L/C Issuer, the “Lender Parties”).

Recitals:

A.
The Borrower, the Lenders from time to time party thereto, the L/C Issuer and the Administrative Agent are party to an Amended and Restated Credit Agreement, dated as of October 18, 2012 (as such agreement has been amended and may further be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).

B.	The Guarantors have entered into that certain Guaranty Agreement dated as of September 14, 2007 (the “Guaranty”).

C.
Events of Default have occurred and are continuing under Section 7.1(b) of the Credit Agreement by reason of Borrower’s noncompliance with (i): the minimum EBITDA covenant, set forth in Section 6.20(d) of the Credit Agreement, for the Test Periods ended February 28, 2013, March 31, 2013 and April 30, 2013; and (ii) Section 6.31(d) of the Credit Agreement with respect to the Designated Transaction (together, the “Designated Defaults”).

D.	The Lenders are not willing to waive the Designated Defaults.

E.
Notwithstanding the Designated Defaults, the Borrower has requested that the Administrative Agent and the Lenders, during the Forbearance Period (as defined below), (i) temporarily forbear from exercising certain rights and remedies under the Credit Agreement, the other Loan Documents and applicable law with respect to the Designated Defaults, and (ii) continue to make Revolving Loans available to the Borrower in accordance with the terms and conditions of the Credit Agreement.

F.
Subject to the terms and conditions set forth herein, and in order to accommodate the Borrower’s request, during and only during the Forbearance Period, the Lenders are willing to (i) temporarily forbear from exercising certain of their default-related rights and remedies against the Borrower available solely by reason of the Designated Defaults, and (ii) continue to advance Revolving Loans in accordance with the terms and conditions of the Credit Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Incorporation of Recitals; Defined Terms.  The Borrower acknowledges that the Recitals set forth above are true and correct in all respects. This Agreement shall constitute a Loan Document and the Recitals set forth above shall be construed as part of this Agreement.  The defined terms in the Recitals set forth above are hereby incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

2.          Amounts Owing.  The Borrower acknowledges, confirms and agrees that the aggregate outstanding principal amount of Loans and L/C Obligations as of 12:00 a.m. on May 31, 2013 (immediately prior to the effectiveness of this Agreement) is $33,815,106.22 ($18,096,000.00 in Term Loans A, $6,893,610.35 in Term Loans B, $0 in Bullet Loans A, $8,825,495.87 in Revolving Loans, $0 in Swing Loans, and $0 in L/C Obligations). All such Loans and Reimbursement Obligations and any future Loans and Reimbursement Obligations, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by the Borrower to the Administrative Agent or the Lenders, are unconditionally owing by the Borrower to the Administrative Agent and the Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever (all of which such offsets, defenses or counterclaims, if any, are hereby waived by the Borrower).

3.           Acknowledgment of Defaults.  The Borrower hereby acknowledges and agrees that (i) the Designated Defaults have occurred and are continuing, each of which constitutes an Event of Default, and, as a result of the Designated Defaults, as well as any other Defaults or Events of Default that may exist, the Administrative Agent and the Lenders are entitled to exercise any and all default-related rights and remedies under the Credit Agreement, other Loan Documents and/or applicable law, including without limitation, making a determination not to make further Loans or incur further Letter of Credit Obligations, to terminate the Commitments, to accelerate the Obligations, to exercise rights against Collateral, to enforce Liens granted under the Collateral Documents, or to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law, and (ii) the Borrower has no valid defense to the enforcement of such default-related rights and remedies.

4.           Forbearance.  (a) As used herein, the term “Forbearance Period” shall mean the period commencing on the date hereof and ending on the earlier to occur of (i) September 30, 2013 (5:00 p.m. New York time), and (ii) the occurrence of any one or more of the following events: (A) the occurrence of any Default or Event of Default under the Credit Agreement or any other Loan Document, other than the Designated Defaults; (B) any failure for any reason by the Borrower, the Shareholder or any Guarantor to comply with any term, condition, or provision contained in this Agreement; (C) any representation made by the Borrower, any Guarantor or the Shareholder in this Agreement or pursuant to any other Loan Document or any other instrument or document delivered pursuant thereto proves to be incorrect or misleading in any material respect when made; (D) any Material Adverse Effect shall occur as determined by the Required Lenders; and (E) any act of fraud, intentional misrepresentation, criminal misconduct, bad faith or gross negligence by the Borrower, any Guarantor or the Shareholder.  The occurrence of any of the events set forth in clauses (A) through (E) above (a “Forbearance Default”) shall constitute an immediate Event of Default under the Credit Agreement and upon the occurrence thereof, the Forbearance Period shall automatically terminate and the Administrative Agent and Lenders are then permitted and entitled under Section 5 of the Credit Agreement and the other Loan Documents, among other things, to decline to provide additional credit to the Borrower, to permanently terminate the Commitments, to accelerate the Obligations, to exercise rights against Collateral, to require cash collateral for outstanding Letters of Credit, and to exercise any other rights and remedies that may be available under the Loan Documents or applicable law.

(b)           During the Forbearance Period, neither the Administrative Agent nor any Lender will take action, on account of the Designated Defaults only, (i) to accelerate the maturity of the Loans, to terminate the Commitments, or to otherwise enforce payment of the Obligations of the Borrower under the Loan Documents, or (ii) other than as set forth herein, to exercise any other rights and remedies available to them under the Loan Documents or applicable law.  Automatically and without any notice or action by the Administrative Agent or the Lenders, upon termination or expiration of the Forbearance Period, the Administrative Agent and the Lenders shall be entitled (but not required) to exercise any of the rights and remedies with respect to the Designated Defaults (or otherwise) available to them under the Loan Documents or applicable law.

5.           Revolving Credit.  During the Forbearance Period, the Administrative Agent shall continue to make Revolving Loans available to the Borrower in accordance with the terms and conditions of the Credit Agreement and as provided for herein. Any request for credit under the Revolving Credit during the Forbearance Period shall be subject to (a) the satisfaction or waiver of the conditions precedent set forth in Section 3.1 of the Credit Agreement, except to the extent non-compliance with the conditions set forth therein relates solely to the Designated Defaults and (b) no Forbearance Default having occurred.

6.           Principal, Interest and Fee Payments.  During the Forbearance Period, the Borrower shall (a) continue to pay all principal on the Loans and Reimbursement Obligations on all Letters of Credit when due, including, without limitation, all scheduled payments of principal on the Term Loans as and when due under the Credit Agreement and (b) keep current all payments of interest and fees on the Loans and Letters of Credit.

7.           Additional Agreements.  In order to induce the Lender Parties to enter into this Agreement, the Borrower further agrees that:

(a)           Chief Restructuring Office.  Timothy D. Boates of RAS Management Advisors, LLC (the “CRO”), as Chief Restructuring Officer of the Borrower, shall report directly to the Borrower’s board of directors and be subject to the sole authority, direction and control of the Borrower’s board of directors.  The Borrower shall, and shall cause its officers, directors, employees and advisors to (i) cooperate with the CRO with respect to the performance of the CRO’s duties and responsibilities and (ii) direct the CRO to answer reasonable inquiries of, and meet with, the Lender Parties, or their respective representatives, advisors, attorneys and/or consultants (collectively, “Lender Consultants”), regarding the Borrower and its business operations at such times as may be reasonably requested by the Administrative Agent.  The parties agree that (x) neither the Administrative Agent nor any of the Lender Parties or Lender Consultant shall be in any way responsible for the Borrower’s retention of the CRO or any advice that is given or that fails to be given by the CRO to the Borrower and (y) the CRO’s duty of loyalty shall at all times be to the Borrower and neither the Lender Parties nor any Lender Consultant shall be deemed to control the CRO by virtue of their communications with the CRO or otherwise.  For avoidance of doubt, nothing herein shall preclude or limit the rights of the Lender Parties to directly retain financial advisors and consultants.

 (b)           Access and Cooperation. The Borrower agrees that the Administrative Agent may, at any time and from time to time after the Effective Date (and, in any event, not less frequently than once per month following the Effective Date), communicate directly with the Borrower’s board of directors by telephone, email, in writing or by in-person meeting (at times and locations to be mutually agreed between the Borrower’s board of directors and the Administrative Agent), in each case at the election of the Administrative Agent.

(c)           Operation of Business.  During the Forbearance Period, the Borrower shall (a) continue to operate its business and affairs in the ordinary course of business except as limited or otherwise contemplated by this Agreement and (b) not use its ordinary income or its assets (including any cash on hand) other than in the operation of its business in the ordinary course of business and as limited or otherwise contemplated in this Agreement.

(d)           Distributions to Stockholders. During the Forbearance Period, the Borrower and/or its Subsidiaries shall not make any cash distributions (including Stockholder Distributions) on account of any equity interests or stock.

(e)           Asset Sales/Strategic Transactions. During the Forbearance Period and without having first received the prior written consent of the Administrative Agent, the Borrower shall not (a) undertake or consummate any asset sale outside of the ordinary course of business or otherwise not expressly permitted by the terms of the Credit Agreement or (b) otherwise undertake to merge its business assets and liabilities or business operations with any other Person; provided, that, notwithstanding the foregoing, the Borrower shall pursue the Designated Transactions in accordance with this Agreement and the Credit Agreement.

8.           Amendments to Credit Agreement.

(a)              Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in appropriate alphabetical order:

"Designated Transaction No. 1" means the “Designated Transaction”, as defined in the letter dated October 19, 2012 by and among the Administrative Agent, each Lender party thereto, the Borrower, each Guarantor (as defined in the Forbearance Agreement) and Mr. Marshall Reynolds.

"Designated Transaction No. 2" means “Designated Transaction No. 2”, as defined in the Letter Agreement.

“Letter Agreement” means that certain letter agreement dated as of the Effective Date (as defined in the Forbearance Agreement and Limited Waiver) by and among the Administrative Agent, each Lender party thereto, the Borrower, each Guarantor (as defined in the Forbearance Agreement and Limited Waiver) and Mr. Marshall Reynolds.

“Forbearance Agreement and Limited Waiver” means that certain First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement dated as of the Effective Date (as defined in the Forbearance Agreement and Limited Waiver) by and among the Administrative Agent, each Lender, the Borrower, each Guarantor (as defined in the Limited Waiver and Forbearance Agreement) and Mr. Marshall Reynolds.

(b)              The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety by substituting the following in lieu thereof:

"Designated Transaction" means any transaction which the Borrower, the Administrative Agent and the Required Lenders agree in writing is a Designated Transaction for purposes of this Agreement; provided that, for the avoidance of doubt, each of Designated Transaction No. 1 and Designated Transaction No 2. shall be deemed to be a “Designated Transaction” for purposes hereof.

"Revolving Credit Termination Date" means September 30, 2013 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

(c)             Section 2.7(a) and (b) of the Credit Agreement is hereby amended and restated in its entirety by substituting the following in lieu thereof:

“Section 2.7. Maturity of Loans. (a) Scheduled Payments of Term Loans A. The Borrower shall make principal payments on the Term Loans A in equal installments on the last day of each calendar month in each year, commencing with the calendar month ending October 31, 2012, with the amount of each such principal installment equal to $238,000; it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans A, shall be due and payable on September 30, 2013, the final maturity thereof. Each principal payment on the Term Loans A shall be applied to the Lenders holding the Term Loans A pro rata based upon their Term Loan A Percentages.

(b)           Scheduled Payments of Term Loans B. The Borrower shall pay all principal and Deferred Fee not sooner paid on the Term Loans B on September 30, 2013, the final maturity thereof. Each principal payment on the Term Loans B shall be applied to the Lenders holding the Term Loans B pro rata based upon their Term Loan B Percentages.”

(d)              Section 6.22 of the Credit Agreement is hereby amended and restated in its entirety by substituting the following in lieu thereof:

“Section 6.22. Integrated Cash Management System and Deposit Accounts. The Borrower shall maintain an integrated cash management system with the Administrative Agent, including a concentration account maintained with the Administrative Agent. The Borrower will also, and will cause each of its Subsidiaries to, maintain all its deposit and operating accounts with the Administrative Agent; provided that, notwithstanding the foregoing, the Borrower may maintain those deposit accounts with United Bank, Regions Bank and First Tennessee Bank expressly listed on Schedule E to the Security Agreement, as delivered pursuant to Section 3.8 hereof and such other deposit accounts consented to in writing by the Administrative Agent.”

(e)           Section 6.31 of the Credit Agreement is hereby amended and restated in its entirety by substituting the following in lieu thereof:

“Section 6.31. Designated Transactions. The Borrower (and its Subsidiaries, as applicable) shall take each of the following actions by the date specified below for each such action:

(a) Designated Transaction No. 1.

(i)
no later than June 14, 2013, the Borrower shall have in hand one or more letters of intent for Designated Transaction No. 1, dated no earlier than the Effective Date (as defined in the Forbearance Agreement and Limited Waiver), setting forth terms and conditions for such Designated Transaction No. 1 that are satisfactory to the Required Lenders;

(ii)
no later than three Business Days after Borrower’s receipt of notice from the Administrative Agent, which notice shall be delivered to the Borrower by the Administrative Agent no later than three Business Days after receipt by the Administrative Agent of at least one letter of intent for Designated Transaction No. 1, that a letter of intent for Designated Transaction No. 1 is satisfactory to the Required Lenders, Borrower shall execute such letter of intent;

(iii)
no later than July 15, 2013, the Borrower shall have entered into a written asset purchase agreement with respect to Designated Transaction No. 1, which asset purchase agreement shall (x) provide for Net Cash Proceeds to the Borrower equal to or greater than an amount to be agreed to by the Required Lenders in their sole discretion and (y) otherwise be on terms and conditions satisfactory to the Required Lenders; and

(iv)
 no later than August 15, 2013, the Borrower shall have (x) completed Designated Transaction No. 1 and (y) received Net Cash Proceeds in respect thereof equal to or greater than an amount not less than an amount agreed to by the Required Lenders in their sole discretion.

(b) Designated Transaction No. 2.

(i)	the Borrower (and/or its Subsidiaries, as applicable) shall use reasonable best efforts to enter into a letter of intent, no later than June 7, 2013, for Designated Transaction No. 2;

(ii)
in the event the Borrower (and/or its Subsidiaries, as applicable) receives a letter of intent (x) in respect of Designated Transaction No. 2 that provides Net Cash Proceeds to Borrower of not less than the amount specified in the Letter Agreement with respect to Designated Transaction No. 2 and (y) the terms and conditions of which are otherwise acceptable to the Required Lenders, Borrower (and/or its Subsidiaries, as applicable) shall execute such letter of intent;

(iii)
 the Borrower (and/or its Subsidiaries, as applicable) shall use reasonable best efforts to enter into a written asset purchase agreement with respect to Designated Transaction No. 2 as soon as practicable following the execution of a letter of intent and in any event, within sixty (60) days thereafter, which asset purchase agreement shall (x) provide for Net Cash Proceeds to Borrower (and/or its Subsidiaries, as applicable) of not less than the amount specified in the Letter Agreement with respect to Designated Transaction No. 2 and (y) otherwise be on terms and conditions satisfactory to the Required Lenders; and

(iv)
no later than 30 days after execution of a written asset purchase agreement with respect to Designated Transaction No. 2, the Borrower (and/or its Subsidiaries, as applicable) shall have (x) completed Designated Transaction No. 2 and (y) received Net Cash Proceeds in respect thereof of not less than the amount specified in the Letter Agreement with respect to Designated Transaction No. 2.

(c) Communication Regarding Designated Transactions.  The Borrower shall provide copies of all letters of intent (and correspondence related thereto) in respect of any Designated Transaction to the Administrative Agent within one (1) Business Day of the Borrower’s (and/or its Subsidiaries’, as applicable) receipt thereof, together with the Borrower’s pro forma written analysis and estimate of the Net Cash Proceeds that would be available from the applicable Designated Transaction for application to the Obligations, if consummated on the terms set forth in the applicable letter of intent.”

(f)           Section 7.1(b) of the Credit Agreement is hereby amended by replacing the reference to “6.31(d)” set forth therein with a reference to “6.31” in lieu thereof.

9.           Waivers and Other Modifications to Credit Agreement.  The Lender Parties agree to the following waivers and modifications with respect to the Credit Agreement:

(a)           General Borrowing Base Reserve. The requirement of a general reserve in an amount equal to $1,000,000 (as set forth in clause (c) of the definition of “Borrowing Base”) shall be waived and inapplicable, but only during the Forbearance Period.

(b)           Temporary Overadvance.  During the Forbearance Period only, the Lender Parties shall permit an overadvance on the Borrowing Base in an amount not to exceed $1,200,000 at any one time (the “Temporary Overadvance”); provided, however, that in no event shall the amount of such Temporary Overadvance exceed an amount that would cause the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations to exceed the sum of all Revolving Credit Commitments in effect at the time of such Temporary Overadvance.  The Borrower shall repay in full the Temporary Overadvance (together with unpaid interest and fees accrued thereon, if any) upon the earliest to occur of (A) the consummation of Designated Transaction No. 1, (B) the consummation of Designated Transaction No. 2, and (C) September 30, 2013.

(c)           Project Receivables.  The Borrower and any Guarantor (as applicable) shall, upon receipt of payment of any and all Receivables generated from the projects included in the summary delivered by the Borrower to the Administrative Agent on May 30, 2013 (the “Projects Summary”), having an aggregate value of cost of goods sold of $2,326,451.88, that are payable to such Borrower or Guarantor (as applicable) by any customer related to any projects identified in the Projects Summary (any one or more such Receivables, “Project Receivables”), immediately remit to the Administrative Agent the full amount of the Project Receivables payment so received for application, first, to permanently reduce the outstanding amount of the Temporary Overadvance by the amount of such payment, and thereafter in the order prescribed by Section 2.9 of the Credit Agreement.  Upon request of the Administrative Agent, the Borrower shall promptly provide a full accounting of the activity associated with the Projects Summary.

(d)           Minimum EBITDA.  Borrower shall not permit EBITDA for the period beginning April 1, 2013 and ending on (i) June 30, 2013 to be less than $1,378,394, (ii) July 31, 2013 to be less than $2,198,509, or (iii) August 31, 2013 to be less than $2,506,722.

(e)           Excess Availability.  Except at any time during which a Temporary Overadvance is outstanding, Borrower shall at all times maintain Excess Availability of at least $500,000.

(f)           Certain Prohibited Payments.                                                      Neither Borrower nor any Guarantor shall make any payment or other transfer of value on account of certain items specified in the Letter Agreement.

(g)           Cash Management Matters.                                                      No later than June 30, 2013, mechanisms satisfactory to the Administrative Agent will be established giving the Administrative Agent full dominion over proceeds of Collateral, including a daily cash sweep for application to the Revolving Loan and advances on the Revolving Loan in accordance with the Borrowing Base and other provisions of the Credit Agreement.  Any deposit or operating accounts of Borrower or its Subsidiaries that are not subject to the aforementioned cash sweep (whether because they are maintained at institutions other than the Administrative Agent or otherwise) shall not contain balances in excess of amounts approved by Administrative Agent.

10.           Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           The Borrower, each Guarantor, the Shareholder, the Administrative Agent, the L/C Issuer and the Required Lenders shall have duly executed and delivered this Agreement.

(b)           The representations and warranties contained herein shall be true and correct in all material respects as of the date hereof, and no Default or Event of Default, other than the Designated Defaults, shall exist on the date hereof.

(c)           The Administrative Agent shall have received (i) resolutions of the board of directors of the Borrower and the Guarantors approving and authorizing the execution, delivery and performance of this Agreement, the Letter Agreement and the other documents related hereto and (ii) a good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of the Borrower and such of its subsidiaries as Administrative Agent may request, dated a recent date prior to the Closing Date.

(d)           The Borrower shall have acknowledged in the Letter Agreement that approval of the Borrower’s shareholders is not required for Designated Transaction No. 1, whether considered separately or together with Designated Transaction No. 2.

(e)           The Shareholder and the board of directors of each of the Borrower and certain of its Subsidiaries, as specified in the Letter Agreement, shall have approved, in resolutions or other writing satisfactory to the Required Lenders, (i) this Agreement, including the terms and conditions hereof and actions to be taken in connection herewith and (ii) any prospective Designated Transaction No. 2 that would provide for a net cash consideration of not less than the amount specified in the Letter Agreement with respect to Designated Transaction No. 2.

(f)           Borrower shall have provided to the Administrative Agent a projection of EBITDA for the Forbearance Period, in form and substance satisfactory to the Required Lenders.

(g)           The Letter Agreement shall have been executed by all parties thereto, which Letter Agreement shall be in form and substance satisfactory to the Administrative Agent.

(h)           The Administrative Agent shall have received such other certificates, resolutions, documents and agreements as the Administrative Agent may reasonably request.

11.           No Waiver of Defaults and Reservation of Rights.  (a) Neither the Administrative Agent nor any Lender has waived, is hereby waiving, or has any intention of waiving under this Agreement, any Designated Defaults or any other Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default which may occur after the date hereof (whether the same or similar to the Designated Defaults or otherwise), and neither the Administrative Agent nor any Lender has agreed to forbear with respect to any of its rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Period, the Designated Defaults to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

(b)           Neither any “day-by-day” discretionary extensions of credit by the Administrative Agent and the Lenders nor anything in this Agreement or in any ongoing discussions or negotiations between the Administrative Agent and/or any one or more of the Lenders, on the one hand, and the Borrower and Borrower’s Affiliates, on the other hand, nor any delay on the part of the Administrative Agent or the Lenders in exercising any of their respective rights and remedies under the Credit Agreement, the other Loan Documents and/or applicable law, shall directly or indirectly: (i) create any obligation to forbear from taking any enforcement action, or to make any further extensions of credit (other than during the Forbearance Period, with respect to the Designated Defaults to the extent expressly set forth herein), (ii) constitute a consent to or waiver of any past, present or future Default or Event of Default or other violation of any provisions of the Credit Agreement or any other Loan Documents, (iii) amend, modify or operate as a waiver of any provision of the Credit Agreement or any other Loan Documents or any right, power, privilege or remedy of any of the Lender Parties thereunder or under applicable law or constitute an agreement to forbear (other than during the Forbearance Period, with respect to the Designated Defaults to the extent expressly set forth herein) or to restructure the Obligations in any respect or otherwise modify the capital structure of the Borrower or any of its Affiliates, or (iv) constitute a course of dealing or other basis for altering any rights or obligations of any of the Lender Parties under the Loan Documents or any Obligations of the Borrower under the Credit Agreement, other Loan Documents or any other contract or instrument.  Nothing contained in this Agreement shall confer on Borrower or any other Person any right to notice or cure periods with respect to any Event of Default.

(c)           The Lender Parties have not waived the Designated Defaults and each of the Lender Parties expressly reserves all of its rights, powers, privileges and remedies under the Credit Agreement, the other Loan Documents and/or applicable law including, without limitation, subject to Section 4(b) above solely with respect to the Designated Defaults, its right at any time, as applicable, (i) to determine not to make further Loans or incur further Letter of Credit Obligations under the Credit Agreement as a result of the Designated Defaults and/or to terminate their Commitments to make Loans and incur Letter of Credit Obligations, (ii) to accelerate the Obligations, (iii) to charge the default rate of interest in respect of the Obligations (as of any date from and after the date on which the first Designated Default first occurred) and to enforce the prohibition against incurring, continuing or converting any Loan as or into a Eurodollar Loan, (iv) to commence any legal or other action to collect any or all of the Obligations from any or all of the Borrower, any Guarantor, and any other person liable therefor and/or any Collateral, (v) to foreclose or otherwise realize on any or all of the Collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral, (vi) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the other Loan Documents or applicable law, and (vii) to reject any forbearance, financial restructuring or other proposal made by or on behalf of Borrower, including, without limitation any Proposed Restructuring Plan, or any creditor or equity holder. Subject to Section 4(b) above, solely with respect to the Designated Defaults, each of the Lender Parties may exercise its respective rights, powers, privileges and remedies, including those set forth in (i) through (vii) above, at any time in its sole and absolute discretion without further notice to the extent permitted by applicable law. No oral representations or course of dealing on the part of any of the Lender Parties or any of its officers, employees or agents, and no failure or delay by any of the Lender Parties with respect to the exercise of any right, power, privilege or remedy under any of the Credit Agreement, other Loan Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

12.           Acknowledgement of Liens. The Borrower and each Guarantor hereby acknowledges and agrees that the Obligations owing to the Lender Parties arising out of or in any manner relating to the Loan Documents, as well as all Hedging Liability and Funds Transfer and Deposit Account Liability, shall continue to be secured by Liens on all assets and property of the Borrower, including, without limitation, all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposit accounts, inventory, equipment, fixtures, real estate, and certain other assets and properties of the Borrower and the Guarantors pursuant to the Loan Documents heretofore executed and delivered by the Borrower and the Guarantors, and nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for thereby as to the indebtedness, obligations, and liabilities which would be secured thereby prior to giving effect to this Agreement. The Borrower and the Guarantors hereby acknowledge, confirm and agree that the Lender Parties have and shall continue to have a valid, enforceable and perfected first-priority lien upon and security interest in the Collateral granted to the Lender Parties pursuant to the Loan Documents.

13.           Release, Covenant not to Sue, Acknowledgment. (a) The Borrower, each Guarantor and the Shareholder (collectively, the “Releasing Parties”) each hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, the L/C Issuer and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, consultants, representatives and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description relating to or arising out of or in connection with or as a result of any of the Obligations, the Credit Agreement, this Agreement, any other Loan Documents, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which each Releasing Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of each Releasing Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified. Each Releasing Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Releasing Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)           Each Releasing Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Releasing Party pursuant to the above release. If any Releasing Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Releasing Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(c)           The Borrower hereby acknowledges its status as a Borrower and affirms its obligations under the Credit Agreement and the other Loan Documents and each Releasing Party represents and warrants that, to its knowledge, there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which such Releasing Party may have or claim to have against any Released Party arising with respect to the Obligations, the Credit Agreement, the Contribution Agreement or any other Loan Documents, and each Releasing Party further acknowledges that, as of the date hereof, it does not have any counterclaim, set-off, or defense against the Released Parties, each of which such Releasing Party hereby expressly waives.

14.           Representations, Warranties and Covenants.  In order to induce the Lender Parties to enter into this Agreement, the Borrower, each Guarantor and Shareholder, as applicable, hereby represents, warrants and covenants to the Lender Parties, as of the date hereof and any other date on which representations and warranties are otherwise remade or deemed remade under the Credit Agreement that:

(a)           Representations, Warranties and Covenants.  (i) After giving effect to this Agreement, no representation or warranty of the Borrower contained in the Credit Agreement or any of the Loan Documents, including this Agreement, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date and (ii) no Default or Event of Default (other than the Designated Defaults) has occurred or is continuing, or would result after giving effect hereto.

(b)           Authorization, Etc.  The Borrower, each Guarantor and the Shareholder has the power and authority to execute, deliver and perform this Agreement. The Borrower and each Guarantor has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of this Agreement. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with the Borrower’s, the Guarantors’ and the Shareholder’s execution, delivery and performance of this Agreement, except for those already duly obtained. This Agreement has been duly executed and delivered by the Borrower, Guarantors and Shareholder and constitutes the legal, valid and binding obligation of the Borrower, Guarantors and Shareholder enforceable against them, respectively, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability. The Borrower’s and Guarantors’ execution, delivery or performance of this Agreement does not (i) contravene the terms of any of the Borrower’s or Guarantors’ respective organization documents; or (ii) conflict with or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon the property of the Borrower or Guarantors.

(c)           No Bankruptcy Intent.  The Borrower and each Guarantor hereby represents that each has no present intent (a) to file any voluntary petition under any chapter of the Bankruptcy Code, title 11 U.S.C., or in any manner seek relief, protection, reorganization, liquidation or dissolution, or similar relief under any other state, local, federal or other insolvency laws, either at the present time, or at any time hereafter, or (b) directly or indirectly to cause any involuntary petition to be filed against the Borrower or any Guarantor, or directly or indirectly cause the Borrower or any Guarantor to become the subject of any proceedings pursuant to any other state, federal or other insolvency law providing for the relief of the Borrower or any Guarantor, either at the present time, or at any time hereafter, or (c) directly or indirectly to cause any interest of the Borrower or any Guarantor to become property of any bankrupt estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings.

15.           Reference to and Effect on Loan Documents.

(a)           Ratification.  Except as specifically provided in this Agreement, the Credit Agreement and the Loan Documents shall remain in full force and effect and the Borrower hereby ratifies and reaffirms each term and condition set forth in the Credit Agreement and in the other Loan Documents, effective as of the date hereof.

(b)           No Waiver.  This Agreement is only applicable and shall only be effective in the specific instances and for the specific purposes for which made or given. Except as specifically provided in this Agreement, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver or forbearance of any right, power or remedy of any of the Lender Parties under the Credit Agreement or any of the Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the Loan Documents, which shall remain in full force and effect. Upon the effectiveness of this Agreement each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as modified hereby.

16.           Affirmation of Guarantors.  (a) Each Guarantor (as defined in the Guaranty) hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the terms and conditions of this Agreement and any modification of the Loan Documents effected pursuant to this Agreement. Each Guarantor hereby confirms to the Lender Parties that, after giving effect to this Agreement, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Guarantor further acknowledges, confirms and agrees that Administrative Agent and the Lenders have and shall continue to have a valid, enforceable and perfected first-priority lien (subject only to Permitted Liens) upon and security interest in the Collateral granted to Administrative Agent and the Lenders pursuant to the Loan Documents or otherwise granted to or held by Administrative Agent and the Lenders.

(b)           Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Agreement, (ii) nothing in the Credit Agreement, this Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Credit Agreement, and (iii) the Lender parties hereto are relying on the assurances provided herein in entering into this Agreement and maintaining credit outstanding to the Borrower.

17.           Shareholder Acknowledgement. (a) The Shareholder hereby acknowledges that he has reviewed the terms and provisions of this Agreement and consents to the terms and conditions of this Agreement and any modification of the Loan Documents effected pursuant to this Agreement.

(b)           The Shareholder acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Agreement, the Shareholder is not required by the terms of the Credit Agreement or any other Loan Document to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Agreement, (ii) nothing in the Credit Agreement, this Agreement or any other Loan Document shall be deemed to require the consent of the Shareholder to any future waivers or modifications to the Credit Agreement, and (iii) the Lender parties hereto are relying on the assurances provided herein in entering into this Agreement and maintaining credit outstanding to the Borrower.

18.           Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the Borrower, the Lender Parties and their respective successors and assigns, except as otherwise provided herein. The Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of the Lender Parties. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Borrower, the Guarantors, the Shareholder and the Lender Parties with respect to the transactions contemplated hereby and there shall be no third party beneficiaries (other than the Released Parties) of any of the terms and provisions of this Agreement.

(b)           Entire Agreement. This Agreement, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c)           Administrative Agent Discretion.  The Borrower, the Guarantors and the Shareholder hereby acknowledge and agree that the terms “acceptable” or “satisfactory” to the Administrative Agent or words of similar import when used in this Agreement without further qualification refer to the Administrative Agent’s sole and unilateral discretion.

(d)           Fees and Expenses.  The Borrower and each Guarantor agrees to pay on demand all reasonable fees, costs and out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Lender Parties pursuant to the Loan Documents or in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents being executed and delivered in connection herewith and the transactions contemplated hereby (the Borrower acknowledges that it will receive summary invoice(s) reflecting only the total amount then due and that such summary invoice(s) will not contain any narrative description of the services provided, and that delivery of such summary invoice(s) shall not in any way constitute a waiver of any right or privilege of the Lender Parties associated with such invoice(s)).

(e)           Headings. Section and sub-section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(f)           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)           Conflict of Terms.  Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Loan Documents, the provision contained in this Agreement shall govern and control.

(h)           Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

(i)           Incorporation of Credit Agreement.  The provisions contained in Sections 10.13 (Costs and Expenses; Indemnification), 10.16 (Governing Law) and 10.22 (Submission to Jurisdiction; Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Agreement rather than the Credit Agreement.

(j)           Reviewed by Attorneys. The Borrower, each Guarantor and the Shareholder represent and warrant to the Lender Parties that it (i) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (ii) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and the documents executed in connection herewith, with such attorneys and other persons and advisors as the Borrower, Guarantors and Shareholder, respectively, may wish, and (iii) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Agreement nor any of the other documents executed pursuant hereto shall be construed more favorably in favor of one party over the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(k)           Further Assurances.  The Borrower, Guarantors and Shareholder agree to take all further actions and execute all further documents as Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

[Signature Pages to Follow]

In Witness Whereof, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first set forth above.

“Borrower”

Champion Industries, Inc.

By: /s/ Timothy D. Boates
Name Timothy D. Boates
Title CRO

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

“GUARANTORS”

The Chapman Printing Company, Inc., a West Virginia corporation
Stationers, Inc., a West Virginia corporation
Bourque Printing, Inc., a Louisiana corporation
Dallas Printing of MS, Inc., a Mississippi corporation
Carolina Cut Sheets, Inc., a West Virginia corporation
Donihe Graphics, Inc., a Tennessee corporation
Smith & Butterfield Co., Inc., an Indiana corporation
The Merten Company, an Ohio corporation
Interform Corporation, a Pennsylvania corporation
CHMP Leasing, Inc., a West Virginia corporation
Blue Ridge Printing Co., Inc., North Carolina corporation
Capitol Business Equipment, Inc., a West Virginia corporation
Thompson’s of Morgantown, Inc., a West Virginia corporation
Independent Printing Service, Inc., an Indiana corporation
Diez Business Machines, Inc., a Louisiana corporation
Transdata Systems, Inc., a Louisiana corporation
Syscan Corporation, a West Virginia corporation
Champion Publishing, Inc., a West Virginia corporation

By: /s/ Todd R. Fry
Name Todd R. Fry
Title Vice-President

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

”SHAREHOLDER”

Mr. Marshall Reynolds, individually

By: /s/ Marshall T. Reynolds
Name M-T-Reynolds

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

”ADMINISTRATIVE AGENT"

FIFTH THIRD BANK, an Ohio banking corporation, as Administrative Agent

By: /s/ Donald K. Mitchell
Name Donald K. Mitchell
Title Vice President

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer

By: /s/ Donald K. Mitchell
Name Donald K. Mitchell
Title Vice President

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

HUNTINGTON NATIONAL BANK
By: /s/ Bruce Shearer
Name Bruce Shearer
Title SVP

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

SUNTRUST BANK

By: /s/ William S. Krueger
Name William S. Krueger
Title First Vice President

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

OLD NATIONAL BANK, NA, SUCCESSOR IN INTEREST TO THE FDIC AS RECEIVER OF INTEGRA BANK NATIONAL ASSOCIATION

By: /s/ Jason L. Dunn
Name Jason L. Dunn
Title Assistant Vice President

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

UNITED BANK, INC.

By /s/ Andrew Dawson
Name Andrew Dawson
Title AVP

Signature Page to Champion
Limited Forbearance, Waiver and Amendment

SUMMIT COMMUNITY BANK

By /s/ Brad Ritchie
Name Brad Ritchie
Title President

Signature Page to Champion
Limited Forbearance, Waiver and Amendment